Exhibit 1

JOINT FILING AGREEMENT

The undersigned parties hereby agree that this Amendment No. 1 to their Statement of Beneficial Ownership on Schedule 13G originally filed on June 28, 2013 (the “Original Statement”) filed herewith, and any subsequent amendments to the Original Statement filed hereafter by any of the undersigned parties, relating to the ordinary shares, par value NIS 0.1 per share, of B Communications Ltd., is being (and will be, in the case of further amendments to the Original Statement) filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Date: February 18, 2014

Norisha Holdings Limited

/s/ Kikis Treppides
Name: Kikis Treppides
Title: Director

The Solidenergy Trust

/s/ Kikis Treppides
Name: Kikis Treppides
Title: Trustee

Mr. Kikis Treppides

/s/ Kikis Treppides
Name: Kikis Treppides